Exhibit 10.53

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

First Amendment to Sale and Supply Agreement

Sequenom, Inc. (“SQNM”) and Illumina, Inc. (“Illumina”) entered into that certain Sale and Supply Agreement with an effective date of July 8, 2011 (the “Agreement”). SQNM and Illumina desire to amend certain terms of the Agreement pursuant to the terms of this First Amendment to Sale and Supply Agreement (the “Amendment”).

By signing where indicated below, SQNM and Illumina hereby agree to amend the terms of the Agreement as follows:

1. Paragraph 8 of the Agreement is amended by deleting it in its entirety and replacing it with the following:

“8. Initial Instruments. Illumina shall ship and Customer shall take receipt of […***…] and […***…] by the end of […***…] and […***…] by […***…].”

2. Paragraph 7(a) is amended by changing the date […***…] found in the first sentence to […***…] and adding the following after the first sentence:

“Notwithstanding the preceding sentence, with respect to the […***…],[…***…] of these kits that make up the […***…] samples worth of […***…] Consumables shall be received by […***…] and the remaining […***…] shall be received by […***…]. The preceding does not apply to any other of the kits that comprise […***…] Consumables.”

3. Paragraph 7(b) is amended by deleting it in its entirety and replacing it with the following:

“b. […***…] samples. Illumina shall ship and Customer shall take receipt of an additional […***…] samples worth of […***…] Consumables, as detailed by specific kits in Appendix I, by […***…]. Notwithstanding the preceding sentence, with respect to the […***…], half of these kits that make up the […***…] samples worth of […***…] Consumables shall be received by the Customer by […***…] and the remaining half shall be received by […***…]. The preceding does not apply to any other of the kits that comprise […***…] Consumables. Except for the […***…], these […***…] Consumables will be manufactured in a single lot per kit type and shipped to Customer in a single lot per kit type. Customer shall […***…] of the purchase price of these […***…] samples worth of […***…] Consumables plus pay […***…], for which Illumina shall invoice Customer after […***…]. Illumina shall invoice Customer for such […***…] Consumables pursuant to the invoicing terms of this Agreement.”

4. The last line of Paragraph 7 (c) is amended by deleting it in its entirety and replacing it with the following:

“Except for the […***…], which will have no less than […***…] shelf life at the time of shipment, all […***…] Consumables ordered under this Section 7 shall have no less than […***…] shelf life at the time of shipment.”

5. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its terms.

***Confidential Treatment Requested

CONFIDENTIAL

IN WITNESS WHEREOF, the parties have signed this Amendment as of the dates indicated below.

ILLUMINA		SEQUENOM

By:	/s/ Nicholas Naclerio	By:	/s/ Harry F. Hixson Jr.
Name:	Nicholas Naclerio	Name:	Harry F. Hixson Jr., Ph.D.
Title:	Sr. VP, Corporate & Venture Development	Title:	Chief Executive Officer
Date:	9/29/2011	Date:	9/27/2011